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                                                                 EXHIBIT 5

                            November 22, 1995

Community Bankshares, Inc.

43 North Main Street

Concord, New Hampshire 03301

Ladies and Gentlemen:

  We are familiar with the Registration Statement on Form S-4 (Registration No. 33-63443), as amended by Amendment No. 1 (as amended, the "Registration Statement"), filed by Community Bankshares, Inc., a New Hampshire corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed issuance by the Company of a maximum of 711,236 shares of the common stock, par value $1.00 per share, of the Company (the "Company Shares") in exchange for all of the outstanding shares of the common stock, par value $1.00 per share, of Centerpoint Bank in connection with the merger (the "Merger") of Community Interim Trust Company, a wholly owned subsidiary of the Company, with and into Centerpoint Bank. Pursuant to the Company's Rights Agreement dated as of October 31, 1989, each share of the Company Shares issued in the Merger will also evidence one preferred stock purchase right. All references in this opinion to the Company Shares shall be deemed to include the preferred stock purchase rights attached thereto.

  We are familiar with the Company's Restated Articles of Incorporation and all amendments thereto, its By-Laws and all amendments thereto, records of meetings and consents of its Board of Directors and of its stockholders provided to us by the Company and its stock records. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

  Based on the foregoing, it is our opinion that the Company has corporate power adequate for the issuance of the Company Shares in accordance with the Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Company Shares, other than approval of the Merger by its shareholders. Upon consummation of the Merger as described in the Registration Statement, the Company Shares will be legally issued, fully paid and non-assessable.

  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the prospectus forming part of the Registration Statement.

                                          Very truly yours,

                                          Foley, Hoag & Eliot


                                          By: /s/ Carol Hempfling Pratt
                                             ------------------------------
                                               A Partner